Exhibit 10.1

ADDENTAX GROUP CORP.

Share Award Agreement

This Share Award Agreement (this “Agreement”) is made as of [  ], 2026, between [  ] (the “Recipient”) and Addentax Group Corp. (the “Company”).

In consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Award of Shares. Subject to the terms and conditions hereinafter set forth and the terms and conditions of The 2024 Equity Incentive Plan of Addentax Group Corp., as it may be amended from time to time (the “Plan”), the Company hereby awards to the Recipient, effective as of the date of this Agreement (the “Grant Date”), [  ] of its shares of common stock, par value $0.001 per share (“Common Stock”). The shares of Common Stock so awarded are hereinafter referred to as the “Shares,” which term shall also include any shares of the Company issued to the Recipient by virtue of his or her ownership of the Shares, by share dividend, share split or combination, recapitalization or otherwise.

2. Vesting; Forfeiture of Shares. The Company hereby confirms that the Shares are 100% vested and non-forfeitable as of the Grant Date.

3. Legends. The Shares awarded under this Agreement may bear or contain, as applicable, such legends and notations as may be required by the Plan or the Company’s certificate of incorporation, any applicable supplement thereto or bylaws, each as in effect from time to time, or as the Company may otherwise determine appropriate.

Promptly following the request of the Recipient with respect to any Shares (or any other shares of Common Stock previously awarded to the Recipient), the Company shall take, at its sole cost and expense, all such actions as may be required to permit the Recipient to sell such shares including, as applicable and without limitation, providing to the Company’s transfer agent certificates of officers of the Company, and opinions of counsel and/or filing an appropriate registration statement, and taking all such other actions as may be required to remove the legends set forth above with respect to transfer and vesting restrictions from the certificates evidencing such shares and, if applicable, from the share books and records of the Company. The Company shall reimburse the Recipient, promptly upon the receipt of a request for payment, for all expenses (including legal expenses) reasonably incurred by the Recipient in connection with the enforcement of the Recipient’s rights under this paragraph.

4. Tax Withholding. To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes incurred by the Recipient by reason of an award of shares of Common Stock, and the Recipient agrees that he or she shall upon the request of the Company pay to the Company an amount sufficient to satisfy his or her tax withholding obligations . The Company shall have the right, in its sole discretion, to satisfy any such tax withholding obligations by withholding a number of Shares otherwise deliverable to the Recipient having a fair market value equal to the amount required to be withheld.

5. Miscellaneous.

(a) Amendments. Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Recipient and the Company; provided, however, that any change or modification that does not materially adversely affect the rights hereunder of the Recipient, as they may exist immediately prior to the effective date of such change or modification, may be adopted by the Company without an agreement in writing executed by the Recipient, and the Company shall give the Recipient written notice of such change or modification reasonably promptly following the adoption of such change or modification.

(b) Binding Effect of the Agreement. This Agreement shall inure to the benefit of, and be binding upon, the Company, the Recipient and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

(c) Provisions Separable. In the event that any of the terms of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement remain in full force and effect.

(d) Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or by facsimile or sent by registered certified mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:

To the Recipient:	To the Recipient’s address as set forth on the signature page hereof.

To the Company:	Addentax Group Corp.
Kingkey 100, Block A, Room 4805
Luohu District, Shenzhen City
China 518000
Attn: Secretary

(e) Construction. The headings and subheadings of this Agreement have been inserted for convenience only, and shall not affect the construction of the provisions hereof. All references to sections of this Agreement shall be deemed to refer as well to all subsections which form a part of such section.

(f) Employment Agreement. This Agreement shall not be construed as an agreement by the Company or any Affiliate of the Company to employ the Recipient, nor is the Company or any Affiliate of the Company obligated to continue employing the Recipient by reason of this Agreement or the award of the Shares to the Recipient hereunder.

(g) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state.

(h) Binding Arbitration. Any disputes regarding this Agreement, any award or vesting of shares of Common Stock and/or any related matters shall be settled by binding arbitration in accordance with any Mutual Agreement to Resolve Disputes and Arbitrate Claims between the Recipient and the Company. In the absence of such an agreement, any such claims or disputes shall be resolved through binding arbitration before one arbitrator conducted under the rules of JAMS in New York, New York.

(i) Clawback. Notwithstanding any other provision of this Agreement, the Shares (and any proceeds from the sale thereof) shall be subject to any clawback or recoupment policy adopted by the Company to comply with applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the rules of any national securities exchange on which the Company’s securities are listed.

(j) Insider Trading Compliance. The Recipient’s right to sell or transfer the Shares is subject to the Company’s Insider Trading Policy, as in effect from time to time, including any applicable blackout periods or pre-clearance requirements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed under seal, as of the date first above written.

ADDENTAX GROUP CORP.

By:
Name:	Zhida Hong
Title:	Chief Executive Officer

RECIPIENT:

[ ]

Address: